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                                                                       EXHIBIT 5



           [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]



                                August 22, 1997


INSpire Insurance Solutions, Inc.
300 Burnett Street
Fort Worth, Texas  76102-2799

Ladies and Gentlemen:

         We have acted as counsel to INSpire Insurance Solutions, Inc., a Texas corporation (the "Company"), in connection with the proposed public offering of up to 6,325,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") and up to 6,325,000 Series A Junior Preferred Stock Purchase Rights (the "Rights"), as described in Registration Statement No. 333-31173 on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission.

         We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinions listed below. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

         Based upon such examination and representations, we advise you that, in our opinion:

         A. The shares of Common Stock that are to be sold and delivered by the Company and The Millers Mutual Fire Insurance Company (the "Selling Shareholder") as contemplated by the Underwriting Agreement (the "Underwriting Agreement"), the form of which is filed as Exhibit 1 to the Registration Statement, have been duly authorized by the Company.
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

INSpire Insurance Solutions, Inc.
August 22, 1997
Page 2


         B. The shares of Common Stock that are to be sold and delivered by the Company as contemplated by the Underwriting Agreement will, when issued and delivered in accordance with the terms of the Underwriting Agreement, be validly issued, fully paid and non-assessable.

         C. The shares of Common Stock that are currently held by the Selling Shareholder and which are to be sold and delivered by the Selling Shareholder as contemplated by the Underwriting Agreement, have been validly issued and are fully paid and non-assessable.

         D.      The Rights have been duly authorized by the Company.

         E. The Rights to be issued in connection with the Common Stock to be sold and delivered by the Company as contemplated by the Underwriting Agreement will, when issued, be validly issued.

         F. The Rights that are currently held by the Selling Shareholder and which are to be delivered by the Selling Shareholder in connection with the Common Stock to be sold and delivered by the Selling Shareholder as contemplated by the Underwriting Agreement, have been validly issued.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.


                                   Sincerely,



                                   /s/ Akin, Gump, Strauss Hauer & Feld, L.L.P.